CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference into the Prospectus/Proxy Statement (the "Prospectus/Proxy") and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of Evergreen Municipal Trust of our report dated October 14, 1997 on the financial statements and financial highlights included in the August 31, 1997 Annual Report to Shareholders of Evergreen Tax Exempt Money Market Fund, which is also incorporated by reference into the Registration Statement.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY  10036

November 26, 1997



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